IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                               EASTERN DIVISION


PAUL WILLIAMS, et al.,             )
                                   )
          Plaintiffs,              )
                                   )    No. 90 C 0726
v.                                 )
                                   )    Honorable James B. Zagel
BALCOR PENSION INVESTORS,          )
et al.,                            )
                                   )
          Defendants.              )
                                   )
                                   )
BALCOR MORTGAGE ADVISORS, et al.,  )
                                   )
          Counter-plaintiffs,      )
                                   )
v.                                 )
                                   )
PAUL WILLIAMS, et al.,             )
                                   )
          Counter-defendants.      )


                              NOTICE OF PROPOSED
                      CLASS ACTION SETTLEMENT AND HEARING

          THIS IS NOT NOTICE OF A LAWSUIT AGAINST YOU. This Notice is to advise you of a proposed settlement of the class action lawsuit captioned above and of a court hearing on the proposed settlement.

          1. Summary of Proposed Settlement. The proposed settlement resolves all issues raised by this lawsuit. The parties in these suits are the First Union National Bank of North Carolina, Trustee of the Ploof Truck Lines, Inc. Profit Sharing and 401(k) Plan, Bruce McGlasson and Tom Chipain (collectively the "Class Representatives") on behalf of themselves and the plaintiff class as defined below (the "Class"), Paul Williams, Beverly Kennedy, William B. Copeland, Allan Hirschfield, Gregory Baird, individually and as trustee of the Iva Medical Center, P.A. Pension and Profit Sharing Plan, and Samuel Wegbreit (collectively "the Individual Plaintiffs"), who brought this suit as a class action and Balcor Pension Investors, Balcor Pension Investors-II, Balcor Pension Investors-III, Balcor Pension Investors-IV, Balcor Pension Investors-V, Balcor Pension Investors-VI, Balcor Pension Investors-VII, Balcor Preferred Pension-12, Balcor Mortgage Advisors, Balcor Mortgage Advisors-II, Balcor Mortgage Advisors-III, Balcor Mortgage Advisors-V, Balcor Mortgage Advisors-VI, Balcor Mortgage Advisors-VII, Balcor Mortgage Advisors-VIII, Balcor Mortgage Advisors, Inc., Balcor Mortgage Advisors-V, Inc., The Balcor Company, Balcor Securities Co., Shearson Lehman Hutton Inc., and American Express Company (collectively "Defendants"). Plaintiffs assert that Defendants violated the law by misrepresenting or concealing material information concerning Balcor Pension Investors, Balcor Pension Investors-II, Balcor Pension Investors-III, Balcor Pension Investors-IV, Balcor Pension Investors-V, Balcor Pension Investors-VI, Balcor Pension Investors-VII, and Balcor Preferred Pension-12 (the "BPI Partnerships") in connection with purchases of interests in them by members of the Class. Defendants vigorously deny any wrongdoing and assert that their conduct was proper and conformed to the law. To avoid the further expense and risks of continued litigation, the parties have determined to compromise their differences and have agreed to a proposed settlement that resolves all issues raised by these lawsuits.

          The class of persons who will be affected by the proposed settlement consists of all individuals, partnerships, corporations and other entities who invested in Balcor Pension Investors, Balcor Pension Investors-II, Balcor Pension Investors-III, Balcor Pension Investors-IV, Balcor Pension Investors-V, Balcor Pension Investors-VI, Balcor Pension Investors-VII, and Balcor Preferred Pension-12 (the "BPI Partnerships"), during the original public offerings of such interests. The Class excludes the Defendants and any entities owned or controlled by the Defendants, those individuals and/or entities who acquired their Partnership interests after the original offering periods ended and those individuals who notified Class Counsel on or before November 20, 1995 that they wished to be excluded from the Class.

          This Notice contains important information regarding the settlement, the final hearing on the settlement, and your right to participate in the settlement hearing, which will be held on November 20, 1996 at 11:00 a.m. If the Court approves the settlement, you will be bound by the Final Judgment.
YOU SHOULD READ THE ENTIRE NOTICE CAREFULLY, SINCE YOUR RIGHTS WILL BE AFFECTED BY THIS SETTLEMENT.

          2. History of the Lawsuits. There is now pending in the United States District Court for the Northern District of Illinois an action captioned Paul Williams, et al. v. The Balcor Company, et al., No. 90 C 0726, which was filed on February 7, 1990. The lawsuit alleges violations by Defendants of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, 15 U.S.C.
ee 78j(b) and 78t(a), Rule 10b-5 promulgated under e 10(b) of the Securities Exchange Act of 1934, 17 C.F.R. d 240.10b-5, the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. ee 1961, et seq., and the common law in connection with the original offering of interests in the BPI Partnerships. Defendants have denied these allegations and have filed a class action counterclaim for declaratory judgment, which, inter alia, concerns the propriety of defendants obtaining indemnification for the attorneys' fees and expenses incurred defending this litigation from the assets of the BPI Partnerships.

          After the lawsuit was filed, the Seventh Circuit Court of Appeals held in Short v. Belleville Shoe Mfg. Co., 908 F.2d 1385 (7th Cir. 1990), that actions brought to enforce those provisions of the Securities Exchange Act of 1934 alleged in the lawsuit to have been violated by Defendants must be brought within one year after discovery of the alleged violation and within three years after such violation. Shortly thereafter, the United States Supreme Court made a similar ruling in Lampf, Pleva, Lipkind, Prupis & Petrigrow v. Gilbertson,

111 S.Ct. 2773 (1991). On July 21, 1994, the court granted the motion for class certification filed by the class representatives and certified a class solely on plaintiffs' claims of violations of the Securities and Exchange Act of 1934.

          On July 12, 1996, the Honorable James B. Zagel of the United States District Court for the Northern District of Illinois preliminarily determined that the proposed settlement is fair and reasonable.

          3. Purpose of this Notice. This Notice is given pursuant to Federal Rule of Civil Procedure 23 and an Order of the United States District Court for the Northern District of Illinois. This Notice is not an expression of any opinion by that Court as to the merits of any of the claims or defenses asserted by any party in this lawsuit. The purpose of this Notice is to inform you of the pendency of this lawsuit, the terms of the proposed class settlement, the date of the court hearing on the settlement, and your rights with respect to the settlement and hearing.

          4. Definition of the Class. The proposed Class on whose behalf this settlement is made consists of all individuals, partnerships, corporations and other entities who invested in Balcor Pension Investors, Balcor Pension Investors-II, Balcor Pension Investors-III, Balcor Pension Investors-IV, Balcor Pension Investors-V, Balcor Pension Investors-VI, Balcor Pension Investors-VII, and Balcor Preferred Pension-12, during the original public offerings of such interests. The Class excludes the Defendants and any entities owned or controlled by the Defendants, those individuals and/or entities who acquired their Partnership interests after the original offering periods ended and those individuals who notified Class Counsel on or before November 20, 1995 that they wished to be excluded from the Class.

          5. The Proposed Settlement. The parties have agreed to the following settlement terms:

          Consideration to the Class. As a condition of settlement, Defendants will make the following consideration to the Class:

               a. Defendants will deposit $100,000 into one of the bank accounts of Balcor Preferred Pension-12 which shall be distributed to members of the Class who invested in Balcor Preferred Pension-12.

               b. The general partner ("General Partner") of each of the BPI Partnerships will forego and instead distribute among the members of the Class its distributive partnership share of Cash Flow from operations for one of the four quarters immediately following the effective date of the Settlement Agreement, excluding that percentage of such distributive share of Cash Flow that, pursuant to the Partnership Agreement for each of the BPI Partnerships (except Balcor Pension Investors), is to be set aside for and deposited into the Early Investment Incentive Fund for such BPI Partnership. The quarter for which the General Partner of each of the BPI Partnerships will forego such distributive share of Cash Flow will be chosen by Defendants by determining which quarter, of the four quarters immediately following the effective date of the Settlement Agreement, represents an average distributive Partnership share of Cash Flow earned by such General Partner.

               c. Defendant The Balcor Company will guarantee to members of the Class who invested in the following partnerships and who continue to hold their units until termination of the partnership that the total distributions from all sources, including Cash Flow, Mortgage Reductions, distributions from the Early Investment Incentive Fund, and pursuant to
     Section 18.4 of the Partnership Agreement for each of the BPI Partnerships, made throughout the existence of the partnership, and
     including monies distributed pursuant to     this Settlement Agreement
     will equal the following percentages of their respective initial capital contributions:

               Balcor Pension Investors VI   - 90%
               Balcor Pension Investors VII  - 80%
               Balcor Preferred Pension-12   - 80%

     This guarantee will be null and void:

                    (1) As to any of the above partnerships in which there is an effective change in control, including but not limited to:

          (a) the replacement of the General Partner by an entity or individual not affiliated with the current General Partner; (b) the General Partner having been joined by any entity or individual not affiliated with it as co-general partner; or (c) material restrictions having been placed on the powers of the General Partner;

                    (2) As to any Class member who sells any of his/her/its units, including any transfer of interests into the Early Investment Incentive Fund, in any of the BPI Partnerships, with respect to such units sold;

                    (3) As to any Class member who receives a tender offer after April 1, 1996 for any of his/her/its units and does not accept such tender offer, but which, if the Class member had accepted the offer, would have resulted in the Class member having received (including total partnership distributions to the Class member plus the offer price of the tender) an amount equal to or greater than the amount he/she/it would receive pursuant to the guarantee, the percentage of the Initial Guarantee (the "Tender Percentage") equal to the number of units which were not tendered pursuant to the tender offer divided by the total number of units of the partnership remaining eligible for the guarantee at the date of the termination of said tender offer. In the event that more than one tender offer is initiated, a Tender Percentage shall be computed for each tender offer and the Tender Percentage for which the Initial Guarantee shall be null and void shall be the sum of the Tender Percentages of all tender offers. The "Initial Guarantee" for each of Balcor Pension Investors-VI, Balcor Pension Investors-VII and Balcor Preferred Pension-12 shall be a dollar amount per partnership interest equal to the percentage of initial capital contribution described above as the guarantee level in this Section 5(c) minus the actual dollar amount distributed per partnership interest as of the date of the Settlement Agreement. As of March 31, 1996, total distributions per interest in these partnerships and the amount of additional distributions guaranteed were:

                                                       Additional Distributions
                                                       Per Interest Pursuant to
                         Total Distributions Per       Initial Guarantee as of
Partnership              Interest Through 03/31/96     03/31/96

Balcor Pension
Investors-VI             $206.18 per $250 Interest     $18.82 per $250 Interest

Balcor Pension
Investors-VII            $147.05 per $250 Interest     $52.95 per $250 Interest

Balcor Preferred
Pension-12               $55.87 per $100 Interest      $24.13 per $100 Interest

As a result of distributions to holders of interests in these partnerships and/or tender offers to holders of interests in certain of these partnerships after April 1, 1996, the additional distributions per interest pursuant to the
Initial Guarantee have decreased and may decrease further.  As of             ,
defendants' records reflected that the number of interests held by members of the Class who were original investors in these partnerships was approximately:

                                   Units Held by
Partnership                        Class Members

Balcor Pension Investors-VI          1,032,269

Balcor Pension Investors-VII           379,261

Balcor Preferred Pension-12            262,174

          The distributions provided for in subparagraphs 5.a. and 5.b. above shall be made only to investors who purchased units in the BPI Partnerships during the original public offerings of such interests, excluding those individuals who excluded themselves from the Class. Those investors who purchased interests in the BPI Partnerships during the original public offerings but have excluded themselves from the Class and those investors who purchased interests following the termination of the original offering periods for such interests will receive only quarterly distributions of Cash Flow from operations as provided in the Partnership Agreements for the BPI Partnerships.

          6. Class Counsels' Attorneys' Fees and Costs. Defendants will pay the fees and costs of class counsel that may be awarded or approved by the Court.

          7. Release. If the settlement is approved by the Court, all Class members who did not timely exclude themselves from the Class will release Defendants from all claims that were or could have been raised by the Class or the Class Representatives against Defendants in these lawsuits.

          8. Class Membership. If you invested in Balcor Pension Investors, Balcor Pension Investors-II, Balcor Pension Investors-III, Balcor Pension Investors-IV, Balcor Pension Investors-V, Balcor Pension Investors-VI, Balcor Pension Investors-VII or Balcor Pension Preferred Pension-12 during the original public offerings of such interests, you are a member of the Class, unless you expressly requested to be excluded ("opted out") on or before November 20, 1995. As a member of the Class, any claims you may have against defendants with respect to your interests in the BPI Partnerships will be forever resolved and cannot be pursued in another lawsuit, except that you shall not be precluded from participating in and sharing in any fund deposited by any Defendant with the Securities and Exchange Commission, any state securities commission or any governmental or regulatory entity in connection with the resolution of proceedings relating to sales, marketing and related activities as a soliciting dealer for the offering of interests in the BPI Partnerships. YOU NEED DO NOTHING TO REMAIN A MEMBER OF THE CLASS, and your rights in this lawsuit will be represented by class counsel, one of whom is Norman Rifkind, Beigel, Schy, Lasky, Rifkind, Fertik & Gelber, 250 South Wacker Drive, Suite 1500, Chicago, Illinois 60606.

          9. Objecting to the Terms of the Settlement Agreement. If you have any objections to the proposed settlement, you must file a written objection, together with all briefs and other papers in support of the objection, with the Court on or before November 4, 1996, and you must also serve copies of that written objection on class counsel, Norman Rifkind, Esq., at the address set forth in paragraph 8, above, and on counsel for Defendants, David L. Carden, Esq., Jones, Day, Reavis & Pogue, 77 West Wacker, Chicago, Illinois 60601-1692, postmarked no later than October 20, 1996.

          10. Final Hearing on Fairness of Settlement. A final hearing to determine the fairness, reasonableness and adequacy of the proposed settlement will be held on November 20, 1996 in the United States District Court for the Northern District of Illinois, located in the Federal Building, 219 South Dearborn Street, Chicago, Illinois, in Room 1919 at 11:00 a.m.

          11. Further Information. This Notice is not all-inclusive. For further information concerning the litigation, you may refer to the pleadings and other papers, including the proposed Settlement Agreement, that have been filed with the Court, which may be inspected during regular business hours at the Office of the Clerk of the Court identified in paragraph 10, above, 20th floor, or you may obtain further information about this action, the terms of the settlement, the settlement hearing and how the settlement may affect your rights by calling the following toll-free number for a recorded message:
1-800-XXX-XXXX.  PLEASE DO NOT CONTACT THE CLERK OF THE COURT.

Dated: ______________

Clerk of the Court, United States
District Court for the Northern
District of Illinois
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